Exhibit 23.2

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 8, 2007, except for Note 10, as to which the date is July 25, 2007, with respect to the consolidated financial statements of RF Magic, Inc. included in the Registration Statement (Amendment No. 5 on Form S-1 No. 333-144899) and related Prospectus of Entropic Communications, Inc. expected to be filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

San Diego, California

October 27, 2007